EXHIBIT 15.1

To the Board of Directors and Stockholders of

Asset Entities Inc.

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Asset Entities Inc. and its variable interest entity (collectively the “Company”) as of September 30, 2022, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the nine months ended September 30, 2022, and the related notes (collectively referred to as the “interim financial statements”). Because we did not perform an audit, we expressed no opinion on that information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 2, 2022	Certified Public Accountants
PCAOB ID No. 1171